Draft 4/3/00
                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

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                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

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DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):                MARCH 24, 2000



                                  TALK.COM INC.

               (Exact Name of Registrant as Specified in Charter)

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                  DELAWARE                                000-26728                        23-2827736
 (State or Other Jurisdiction of Incorporation)     (Commission File Number)     (I.R.S. Employer Identification No.)
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                                  TALK.COM INC.
                           12020 SUNRISE VALLEY DRIVE
                             RESTON, VIRGINIA 22091
          (Address of Principal Executive Offices, Including Zip Code)
                                 (703) 391-7500
              (Registrant's telephone number, including area code)

                                 NOT APPLICABLE

          (Former Name or Former Address, if Changed Since Last Report)

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ITEM 5.  OTHER EVENTS.

         ACQUISITION OF ACCESS ONE COMMUNICATIONS. On March 24, 2000, Talk.com Inc., a Delaware corporation (the "Company"), Aladdin Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company ("Merger Sub"), and Access One Communications Corp., a New Jersey corporation ("Access One"), entered into an Agreement and Plan of Merger (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Merger Sub with and into Access One. Access One is a private, local telecommunications service provider to nine states in the southeastern United States. Upon consummation of the Merger, Access One will become a wholly-owned subsidiary of the Company. Under the terms of the Merger Agreement, Access One stockholders will receive 0.571428 shares of the Company's common stock in exchange for each share of Access One common stock held by such stockholders at the effective time of the Merger. It is expected that, as a result of the Merger, shareholders of Access One will receive an aggregate of approximately 14.3 million shares of the Company's common stock. The transaction has been approved by the Boards of Directors of both the Company and Access One, but is contingent upon, among other things, approvals of both the Company's and Access One's stockholders, certain regulatory approvals (including approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and certain telecommunications regulatory approvals), and other customary conditions. Under a Voting Agreement entered into on March 24, 2000, the holders of approximately 67.8% of Access One's outstanding common stock have agreed to vote in favor of the Merger. In connection with the Merger, Access One has also entered into a five-year agreement to provide certain telecommunications services to the Company and its subsidiaries. Access One has the right to terminate that agreement if the merger with Talk.com is not consummated. It is also anticipated that, upon consummation of the Merger, Access One will be required to repay up to $17 million of indebtedness.

         The Merger is intended to constitute a tax-free reorganization.

         Kenneth Baritz, the current Chief Executive Officer of Access One, has been appointed as President of the Company, and Kevin Griffo, President of Access One, has been appointed Executive Vice President - Local Services of the Company. Messrs. Baritz and Griffo have entered into three-year employment agreements with the Company under which each of them has been granted certain options to purchase common stock of the Company, and will also be entitled to salary and other benefits. Upon consummation of the Merger, the Company's Board of Directors will be increased in size and Mr. Baritz will become a director.

         INVESTMENT BY INVESTMENT AFFILIATES OF SOROS PRIVATE EQUITY PARTNERS. Soros Private Equity Partners, an investment affiliate of Soros Fund Management LLC, has agreed to invest $80 million in the Company in exchange for 80,000 shares of seven percent convertible preferred stock of the Company (convertible into approximately 4.5 million shares of the Company's common stock) and warrants to acquire 200,000 shares of the Company's common stock at $17.91 per share. In addition, a partner of Soros Private Equity Partners will join the Board of Directors of the Company.

         The investment is subject to the execution of definitive agreements relating to the securities, certain regulatory approvals, completion of due diligence and other customary closing conditions. The holders of the convertible preferred stock and warrants will have the ability to

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require the Company to repurchase  the  securities if the merger with Access One is not consummated. The Company intends to use the proceeds of the investment for general working capital and other corporate purposes.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(a)   Financial Statements of Business(es) Acquired.

         Not applicable.

(b)   Pro Forma Financial Information.

         Not applicable.

(c)   Exhibits.

         The following exhibits are filed with this Report:
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         Exhibit No.                                      Description.

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         2.1         Agreement and Plan of Merger among Talk.com Inc.,  Aladdin  Acquisition Corp. and Access One  Communications
                     Corp., dated as of March 24, 2000.

         10.1        Voting  Agreement  among Talk.com Inc.,  Aladdin  Acquisition  Corp.,  Access One  Communications  Corp. and
                     certain stockholders and warrant holders of Access One Communications Corp., dated as of March 24, 2000.

         10.2        Indemnification Agreement between Talk.com Inc. and Access One Communications Corp., dated March 24, 2000.

         10.3        Employment Agreement between Talk.com Inc. and Kenneth G. Baritz, dated March 24, 2000.

         10.4        Employment Agreement between Talk.com Inc. and Kevin Griffo, dated March 24, 2000.

         99.1        Press Release of Talk.com Inc., dated March 27, 2000.

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        TALK.COM INC.


Date:  April 6, 2000                    By:/s/ Aloysius T. Lawn, IV
                                           -------------------------------------
                                            Name:  Aloysius T. Lawn, IV
                                            Title: Executive Vice President -
                                                   General Counsel and Secretary


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                                                            EXHIBIT LIST

     EXHIBIT NO.           DESCRIPTION

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         2.1      Agreement and Plan of Merger among Talk.com Inc.,  Aladdin  Acquisition Corp. and Access One  Communications
                  Corp., dated as of March 24, 2000.

         10.1     Voting  Agreement  among Talk.com Inc.,  Aladdin  Acquisition  Corp.,  Access One  Communications  Corp. and
                  certain stockholders and warrant holders of Access One Communications Corp., dated as of March 24, 2000.

         10.2     Indemnification Agreement between Talk.com Inc. and Access One Communications Corp., dated March 24, 2000.

         10.3     Employment Agreement between Talk.com Inc. and Kenneth G. Baritz, dated March 24, 2000.

         10.4     Employment Agreement between Talk.com Inc. and Kevin Griffo, dated March 24, 2000.

         99.1     Press Release of Talk.com Inc., dated March 27, 2000.
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